Kforce Inc.

1001 East Palm Ave.

Tampa, FL 33605

(NASDAQ: KFRC)

AT THE COMPANY

Michael Blackman

Vice President – Investor Relations

813- 552-2927

William L. Sanders

Chief Operating Officer/Chief Financial Officer

813-552-5000

KFORCE ANNOUNCES SECOND QUARTER RESULTS

WITH INCREASED EARNINGS

TAMPA, FL – July 30, 2003 – Kforce Inc. (NASDAQ: KFRC), a professional staffing firm, announces results for the second quarter ended June 30, 2003. Revenue for the three-month period ended June 30, 2003 was $123.2 million compared to $123.7 million for the quarter ended March 31, 2003 and $129.5 million for the second quarter of 2002. The Company reported a profit for the second quarter of 2003 of $686,000 or $.02 per share compared to earnings in the first quarter of 2003 of $288,000 or $.01 per share, and a loss in the second quarter of 2002 of $707,000 or $.02 per share.

“Our revenue continues to be stable and our largest business unit, I.T. staffing, posted a sequential increase,” said David L. Dunkel, Chairman and CEO. “We remain focused on delivering the right match to our clients through exceptional service and a passionate commitment to performance, accountability and teamwork. The hard work and dedication of our associates continues to be strong in the face of a still challenging macro-environment. We are confident that we are well positioned for future profitability and growth.”

Bill Sanders, the Company’s Chief Operating and Financial Officer, added, “We believe that Kforce is well positioned for continued future success as evidenced by our lower break-even threshold and conservative balance sheet. We believe that we are seeing the fruits of the proactive steps that we are taking to drive revenue growth, gain market share and control expenses. We are encouraged by our improved cash position and cash flow from operating activities in the quarter of $7.5 million. In addition, the productivity of our sales force continues to improve and is, we believe, another indicator of our operating leverage going forward. We maintain our long term commitment to delivering exceptional customer service and achieving operational excellence.”

Financial highlights for the second quarter include:

•	Revenue of $123.2 million is in line with expectations and EPS of 2 cents is above the 1 cent consensus.

•	Increase in flex GP % from 26.1% to 26.8%.
•	For the second quarter in a row, Days Sales Outstanding (DSO) and AR over 60% are at the lowest levels ever. DSO in accounts receivable decreased sequentially by 1 day to 32.1.
•	The Q2 ending cash balance increased to $9.2 million from $1.8 million in Q1.

Mr. Sanders added, “For the third quarter 2003, we currently expect that revenue may be in the range of $123–$126 million while earnings may be in the range of $.01 to $.03 per share. We believe the proactive measures we have taken have further strengthened both the financial and operating leverage of Kforce. In the face of an extremely difficult external environment, we believe we continue to make excellent progress in laying the groundwork for our future success.”

On July 30, 2003, Kforce will host a conference call to discuss these results. The call will begin at 11:00 a.m. ET. The dial-in number is 706-679-8240. Please state it is the Kforce call with Michael Blackman.

It will also be Webcast live at www.kforce.com (select “Investor Relations”) or visiting http://www.firstcallevents.com/service/ajwz383989085gf12.html and will be available for Webcast replay until August 13, 2003. (Please allow time to download player software and prepare your system to participate in the Webcast. Player software is available on the firstcallevents.com site.) The replay of the call will also be available from 2:00 p.m. ET Wednesday, July 30 through August 1, 2003, by dialing 1-706-645-9291 and entering conference ID #1565263.

About Kforce

Kforce (NASDAQ: KFRC) is a professional staffing firm providing flexible and permanent staffing solutions for organizations in the skill areas of information technology, finance & accounting, pharmaceutical, healthcare and scientific. Backed by more than 1,000 staffing specialists, Kforce operates in more than 40 markets in North America. For more information, please visit our Web site at www.kforce.com.

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: business conditions and growth in the staffing industry and general economy; competitive factors, risks due to shifts in the market demand, including, without limitation, shifts in demand for our Health and Life Sciences, Finance and Accounting and Information Technology Groups, as well as the market for search and flexible staffing assignments; changes in the service mix; ability of the Company to complete acquisitions; and the risk factors listed from time to time in the Company’s reports filed with the Securities and Exchange Commission, as well as assumptions regarding the foregoing. In particular, any statement related to Kforce’s expected revenues or earnings or Kforce being well positioned for future profitability and growth are forward-looking statements. The words “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “foresee,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. Additionally, any statements related to future improved performance and estimates of revenues and earnings per share are forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement. As a result, such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

Kforce Inc.

Summary of Operations

(000’S OMITTED)

(Unaudited)

	Quarter Ended
	June 30, 2003	March 31, 2003	June 30, 2002
Revenue by Function:
Information Tech.	$55,443	$54,992	$56,171
Finance/Accounting	29,793	31,008	30,987
Health and Life Sciences	37,929	37,724	42,309

Total Revenue	123,165	123,724	129,467
Revenue by Time:
Perm	7,967	8,257	10,916
Flexible	115,198	115,467	118,551

Total Revenue	123,165	123,724	129,467
Cost Of Sales	84,360	85,307	86,035
Gross Profit	38,805	38,417	43,432
GP%	31.5%	31.1%	33.5%
Flex GP%	26.8%	26.1%	27.4%
Selling, General & Admin.	36,868	36,606	41,358
Deprec. & Amort.	1,074	1,102	2,503

Income (Loss) from Operations	863	709	(429)
Other Expense	(177)	(431)	(541)

Earnings (Loss) Before Taxes	686	278	(970)
Income Tax Benefit	—	10	263

Net Income (Loss)	$686	$288	$(707)

Earnings (Loss) Per Share – Diluted	$0.02	$0.01	$(0.02)
EBITDA Per Share	$0.07	$0.06	$0.07
Shares Outstanding – Diluted	31,006	30,603	31,839
EBITDA	$2,224	$1,926	$2,206
Selected Cash Flow Information:
Credit Expense	$108	$251	$(130)
Capital Expenditures	$97	$400	$286
Selected Balance Sheet Information:
Total Cash and Cash Equivalents	$9,238	$1,803	$3,301
Accounts Receivable, less allowance	$62,759	$65,651	$68,747
Total Assets	$158,644	$156,288	$209,822
Current Liabilities	$41,864	$40,338	$40,665
Long-Term Liabilities	$29,846	$28,844	$32,159
Total Stockholders’ Equity	$86,934	$87,106	$136,998
Other Information:
Billing Days	64	63	64

Kforce Inc.

Key Statistics

(Unaudited)

	Q2 2003	Q1 2003	Q2 2002
Total Company
Flex Revenue (000’s)	$115,198	$115,467	$118,551
Revenue per billing day (000’s)	$1,800	$1,833	$1,852
Sequential Revenue Change	-0.2%	-1.1%	-1.8%
Hours (000’s)	2,605	2,639	2,700
Flex GP%	26.8%	26.1%	27.4%
Search Revenue (000’s)	$7,967	$8,257	$10,916
Placements	669	734	906
Average Fee	$11,924	$11,281	$12,067
Billing days	64	63	64
Information Technology
Flex Revenue (000’s)	$53,525	$53,067	$53,312
Revenue per billing day (000’s)	$836	$842	$833
Sequential Revenue Change	0.9%	-1.4%	-1.0%
Hours (000’s)	926	886	855
Flex GP%	25.7%	24.1%	25.4%
Search Revenue (000’s)	$1,918	$1,925	$2,859
Placements	141	149	198
Average Fee	$13,648	$13,015	$14,505
Finance and Accounting
Flex Revenue (000’s)	$24,828	$25,932	$24,289
Revenue per billing day (000’s)	$388	$412	$380
Sequential Revenue Change	-4.3%	5.9%	-7.8%
Hours (000’s)	860	923	893
Flex GP%	28.1%	28.6%	31.6%
Search Revenue (000’s)	$4,965	$5,076	$6,698
Placements	428	472	587
Average Fee	$11,619	$10,779	$11,417
Health & Life Sciences
Flex Revenue (000’s)	$36,845	$36,468	$40,950
Revenue per billing day (000’s)	$576	$579	$640
Sequential Revenue Change	1.0%	-5.0%	1.1%
Hours (000’s)	819	830	953
Flex GP%	27.4%	27.4%	27.7%
Search Revenue (000’s)	$1,084	$1,256	$1,359
Placements	100	113	121
Average Fee	$10,811	$11,098	$11,206

Kforce Inc.

Key Statistics – Health & Life Sciences

(Unaudited)

	Q2 2003	Q1 2003	Q2 2002
Healthcare-Nursing
Flex Revenue (000’s)	$10,242	$10,771	$14,783
Revenue per billing day (000’s)	$160	$171	$231
Sequential Revenue Change	-4.9%	-8.3%	-1.7%
Hours (000’s)	259	271	363
Flex GP %	26.4%	26.6%	26.2%
Search Revenue (000’s)	$52	$59	$99
Placements	11	12	14
Average Fee	$4,693	$4,932	$7,015
Healthcare – Non Nursing
Flex Revenue (000’s)	$6,208	$5,907	$7,602
Revenue per billing day (000’s)	$97	$94	$119
Sequential Revenue Change	5.1%	-24.6%	-4.4%
Hours (000’s)	92	83	113
Flex GP %	31.0%	33.6%	33.1%
Search Revenue (000’s)	$66	$64	$75
Placements	8	7	10
Average Fee	$8,293	$8,995	$7,462
Pharmaceutical
Flex Revenue (000’s)	$12,741	$11,803	$9,496
Revenue per billing day (000’s)	$199	$187	$148
Sequential Revenue Change	7.9%	10.2%	12.5%
Hours (000’s)	167	158	127
Flex GP %	28.3%	27.6%	28.9%
Search Revenue (000’s)	$514	$739	$611
Placements	30	47	34
Average Fee	$16,889	$15,728	$18,014
Scientific
Flex Revenue (000’s)	$7,654	$7,987	$9,069
Revenue per billing day (000’s)	$120	$127	$142
Sequential Revenue Change	-4.2%	-1.6%	-0.1%
Hours (000’s)	301	318	350
Flex GP %	24.4%	23.4%	23.8%
Search Revenue (000’s)	$452	$394	$574
Placements	51	47	63
Average Fee	$8,889	$8,367	$9,084

Kforce Inc.

EBITDA Reconciliation

(000’S Omitted)

(Unaudited)

	Q2 2003		Q1 2003		Q2 2002
	$	Per share	$	Per share	$	Per share
EBITDA	$2,224	$0.07	$1,926	$0.06	$2,206	$0.07
Depreciation and Amortization	(1,074)	(0.03)	(1,102)	(0.03)	(2,503)	(0.08)
Interest Expense and Other	(464)	(0.02)	(546)	(0.02)	(673)	(0.02)
Tax Benefit	—	—	10	—	263	0.01

Net Income	$686	$0.02	$288	$0.01	$(707)	$(0.02)

Outstanding Shares – Diluted	31,006		30,603		31,839

EBITDA, a non-GAAP financial measure, is defined as earnings before interest, income taxes, depreciation, amortization and change in accounting principle. EBITDA should not be considered a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA is a key measure used by management to evaluate its operations and to provide useful information to the marketplace. EBITDA should not be considered in isolation or as an alternative to net income, cash flows data or other financial statement information presented in the consolidated financial statements as indicators of financial performance or liquidity. EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations. EBITDA as presented may not be comparable to similarly titled measures of other companies.